SCHEDULE II

This SCHEDULE II, amended and restated as of April 1, 2022, to reflect the current applicable series of RBC Funds Trust, is Schedule II to that certain Custody Agreement dated as of August 1, 2011 (as amended, restated, modified or supplemented from time to time) between The Bank of New York and RBC Funds Trust.

PORTFOLIOS

RBC BlueBay Core Plus Bond Fund

RBC BlueBay Emerging Market Debt Fund

RBC BlueBay High Yield Bond Fund

RBC BlueBay Strategic Income Fund

RBC China Equity Fund

RBC Emerging Markets Equity Fund

RBC Emerging Markets Value Equity Fund

RBC Global Equity Leaders Fund

RBC Global Opportunities Fund

RBC International Opportunities Fund

RBC FUNDS TRUST

By:
Name: Kathy Hegna
Title: Treasurer and Chief Financial Officer

THE BANK OF NEW YORK MELLON

By:
Name:
Title: